Exhibit 99.1

WELLPOINT UPDATES EARNINGS OUTLOOK FOR 2004 AND 2005

Indianapolis, IN – January 7, 2005 – WellPoint, Inc. (NYSE: WLP) today announced updated earnings guidance for 2004 and 2005.

Net income for the fourth quarter of 2004 is expected to be approximately $0.90 per diluted share. This estimate includes:

•	A loss of $0.47 per diluted share due to the successful repurchase of surplus notes in December of 2004

•	Expenses of $0.31 per diluted share for merger-related undertakings in California and Georgia

The estimate of $0.90 per diluted share differs from previous expectations of $0.95 to $1.00 per diluted share due to the successful repurchase of 9.125% and 9.000% surplus notes. The tender offer attracted more investors than projected, resulting in the repurchase of 86.6% of the notes available, as compared to the 75.0% previously forecasted. This generated a pre-tax loss of approximately $146 million, which was greater than the $125 million pre-tax loss previously anticipated. The refinancing of these notes will result in lower interest rates over the next 23 years.

Net income for full year 2004 is expected to be approximately $6.07 per diluted share. This estimate includes:

•	A loss of $0.61 per diluted share due to the surplus note repurchase

•	Expenses of $0.39 per diluted share for the merger-related undertakings

•	Tax benefits of $0.29 per diluted share associated with a change in Indiana laws governing the state’s high-risk health insurance pool, which was recognized in the first quarter of 2004

•	Net realized investment gains of $0.16 per diluted share

Net income for full year 2005 is expected to be approximately $7.75 per diluted share, consistent with prior guidance.

Management will review the updated financial outlook in detail and also provide 2005 quarterly earnings expectations during a conference call today at 8:30 a.m. Eastern Standard Time (EST). The conference call should be accessed at least 15 minutes prior to the start of the call with the following numbers:

888-423-3268 (Domestic)	800-475-6701 (Domestic Replay)
651-291-5254 (International)	320-365-3844 (International Replay)

An access code is not required for today’s conference call. The access code for the replay is 762260. The replay will be available from 1:45 p.m. EST today until the end of the day on January 21, 2005. The call will also be available through a live webcast on the internet at www.wellpoint.com under Investor Info. A webcast replay will be available following the call.

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Contacts:

Investor Relations

Tami Durle, 317-488-6390

Media

James Kappel, 317-488-6400

About WellPoint, Inc.

WellPoint, Inc. is the largest publicly traded commercial health benefits company in terms of membership in the United States. WellPoint, Inc. is an independent licensee of the Blue Cross and Blue Shield Association and serves its members as the Blue Cross licensee for California; the Blue Cross and Blue Shield licensee for Colorado, Connecticut, Georgia, Indiana, Kentucky, Maine, Missouri (excluding 30 counties in the Kansas City area), Nevada, New Hampshire, Ohio, Virginia (excluding the Northern Virginia suburbs of Washington, D.C.), Wisconsin; and through HealthLink and UniCare. Additional information about WellPoint is available at www.wellpoint.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This press release contains certain forward-looking information about WellPoint, Inc. that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. Words such as “expect(s)”, “feel(s)”, “believe(s)”, “will”, “may”, “anticipate(s)” and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, financial projections and estimates and their underlying assumptions; statements regarding plans, objectives and expectations with respect to future operations, products and services; and statements regarding future performance. Such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond the control of WellPoint, Inc., that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include: those discussed and identified in public filings with the U.S. Securities and Exchange Commission (“SEC”) made by WellPoint, Inc. (fka Anthem, Inc.) (“WellPoint”) and WellPoint Health Networks Inc. (“WellPoint Health”); trends in health care costs and utilization rates; our ability to secure sufficient premium rate increases; competitor pricing below market trends of increasing costs; increased government regulation of health benefits and managed care; significant acquisitions or divestitures by major competitors; introduction and utilization of new prescription drugs and technology; a downgrade in our financial strength ratings; litigation targeted at health benefits companies; our ability to contract with providers consistent with past practice; our ability to achieve expected synergies and operating efficiencies in the WellPoint Health merger within the expected time-frames or at all and to successfully integrate our operations; such integration may be more difficult, time-consuming or costly than expected; revenues following the transaction may be lower than expected; operating costs, customer loss and business disruption, including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers, may be greater than expected following the transaction; our ability to meet expectations regarding the timing, completion and accounting and tax treatments of the transaction and the value of the transaction consideration; future bio-terrorist activity or other potential public health epidemics; and general economic downturns. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof. WellPoint, Inc. does not undertake any obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Readers are also urged to carefully review and consider the various disclosures in WellPoint’s and WellPoint Health’s various SEC reports, including but not limited to WellPoint’s Annual Report on Form 10-K for the year ended December 31, 2003, WellPoint Health’s Annual Report on form 10-K for the year ended December 31, 2003 as amended by Amendment No. 1 on Form 10-K/A, and WellPoint’s and WellPoint Health’s Quarterly Reports on Form 10-Q for the reporting periods of 2004.